JOINT FILER INFORMATION

NAME:    Frost Gamma Investments Trust

ADDRESS:   4400 Biscayne Blvd
    Miami, FL 33137

Designated Filer:  Phillip Frost, M.D.

Issuer and Ticker Symbol:  Opko Health, Inc. (OPK)

Date of Event Requiring
Statement:   November 16, 2007

FROST GAMMA INVESTMENTS TRUST

 by:       /s/ Phillip Frost, M.D.
  Phillip Frost, M.D., Trustee